Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos 333-192505, 333-179313, 333-150346, 333-132713, 333-114161, 333-87828, 333-63228, 333-43532, 333-32896, 333-65767, 333-63377, 33-45998 and 33-59167 on Form S-8 and Registration Statement Nos 333-196441, 333-196426, 333-177726, 333-153634, 333-152163 and 333-147425 on Form S-3 of our reports dated March 12, 2015, relating to the consolidated financial statements of Neonode Inc. and subsidiaries and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Neonode Inc. for the year ended December 31, 2014.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 12, 2015